Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200977 on Form S-8 of our report dated March 23, 2016, relating to the consolidated financial statements of Sabine Oil & Gas Corporation and subsidiaries (Debtors-in-Possession) (the “Company”)  (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company’s filing of voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, (2) substantial doubt about the Company’s ability to continue as a going concern, (3) the restatement for the correction of an error relating to the inclusion of previously omitted condensed consolidating financial information in Note 16 to the consolidated financial statements for the years ended December 31, 2014 and 2013, (4) change in method of accounting for the classification for deferred taxes in the consolidated balance sheets for the years ended December 31, 2015 and 2014 due to the retrospective adoption of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2015-17, Balance Sheet Classification of Deferred Taxes, and (5)  change in method of  accounting for measurement period adjustments recognized in 2015 due to the early adoption of FASB ASU No. 2015-16, Simplifying the Accounting for Measurement Period Adjustments,  appearing in this Annual Report on Form 10-K of Sabine Oil & Gas Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 23, 2016